Exhibit 10.60

                           VIA ONE TECHNOLOGIES, INC.
                           525 Broadway, Fifth Floor
                            New York, New York 10012

October 15, 2002

Mr. Dario Echeverry
President and CEO
PHONE 1, inc.
100 North Biscayne Blvd.
25th Floor
Miami, Florida 33132

     Re: Venture to develop a Phone 1-branded international calling card/service

Dear Mr. Echeverry:

         This letter will confirm the agreement between Via One Technologies, Inc., a New Jersey corporation ("Via One") and Phone 1, inc., a Florida corporation ("Phone 1") concerning development, marketing and sale of a Phone 1-branded calling card/service.

         1. Background. Phone 1 is under contract with major payphone operators to provide international calling service through the payphone operators' payphones using Phone 1's international communications technology and network (herein collectively, the "Phone 1 Network"). Via One is a technology and communications company specializing in developing and distributing stored value services. Phone 1 acknowledges that Via One has developed a plan to expand Phone 1's business from payphone operation into a Phone 1-branded calling card/service, as outlined herein. Via One and Phone 1 propose to develop, brand, and market an international calling card/service, which will be associated with the Phone 1 branded service. Via One will have exclusive distribution rights for the Phone 1 Calling Card/Service (defined below) during the Term, which shall include without limitation, the procurement and development of relationships and programs with residential, commercial and/or wireless carriers to direct international calls to the Phone 1 network utilizing the card/service or customer direct billing as the mechanism for payment.

         2. Calling card product/service. The parties agree to develop a Phone 1-branded calling card/service which operates on the Phone 1 Network. The parties will work in good faith to determine all of the features of the Phone 1-branded calling card/service. Proposed features include, without limitation;
(i) use of Phone 1's Ani-recognition service; (ii) direct access to the calling card minutes for Phone 1 Calling Card/Service holders who dial "011" or a rapid access number on participating telecommunications networks; and (iii) electronic account replenishment. As used herein, the term "Phone 1 Calling Card/Service" means any PIN- or account-based calling card or stored value service operated on the Phone 1 Network, whether or not such card or service uses some or all of the above-described features.. In addition, the Phone 1 Calling Card/Service shall include any marketing agreements or programs developed with residential, commercial and/or wireless carriers that offers discounted international calling services through the Phone 1 network.

         3. Term; Exclusivity. This Agreement shall commence on the date set forth above (the "Commencement Date") and shall continue until the date that is the fifth year anniversary from January 1, 2003, or a date thereafter reasonably agreed to by the parties based upon the projected date that the Phone 1 Calling Card/Service will be developed by the parties and ready for sale to the public (the "Launch Date"). The period from Commencement Date through the date that is five years from the Launch Date shall be referred to as (the "Term"). During the Term, Via One will be Phone 1's worldwide, exclusive distributor/marketing partner of the Phone 1 Calling Card/Service. Except with Via One's involvement as set forth in this letter agreement, neither Phone 1, Phone 1's directors, officers, senior employees, or other agents (collectively, "Phone 1's Agents"0, nor any person or entity in which or

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with which Phone 1 or any Phone 1 Agent has a direct or indirect ownership, management or control relationship shall, directly orindirectly package, market, distribute, sell, arrange for or authorize (including, without limitation, hiring or contracting with other technology and communications companies to be distributors or sales agents), the packaging, marketing, distribution or sale of the Phone 1 Calling Card/Service, or any other calling card/service using the Phone 1 Network. The exclusive rights granted by Phone 1 to Via One in this paragraph 3 are granted in consideration of Via One's willingness to disclose to, and develop with Phone 1 the proprietary concept of the Phone 1 Calling Card/Service, to develop marketing programs with other residential, commercial and/or wireless carriers, and to make available to Phone 1 its well-developed distribution channels for telecommunication services.

         The above-described exclusivity provisions shall only apply provided
(a) Via One has developed a relationship with at least one residential, commercial and/or wireless carrier within six months of the Launch Date, and (b) Via One achieves the minimum quarterly sales as set forth below.

                       gross sales
         Q1 2003     $     100,000
         Q2 2003     $     500,000
         Q3 2003     $   1,000,000
         Q4 2003     $   2,000,000
         -------------------------
         total sales $   3,600,000
         -------------------------

         Failure to meet the requirements set forth in (a) and (b) above shall affect only Via One's exclusivity and shall have no other impact on the terms and conditions of this Agreement.

         Should Phone 1 or Via One terminate this agreement at the end of the Term, with or without cause, Phone 1 agrees to give Via One a 2% residual on the face value of all the Phone 1 calling card/service (or similar in design and operation) payable on gross monthly sales by the 15th day of the end of each calendar month.

         4. Retail cost of Phone 1 Calling Card. During the Term, from time to time Via One and hone 1 shall jointly determine the retail calling rate for Phone 1. Calling Card/Service subscribers (each such party acting reasonably). Changes to the retail calling rate shall be put in writing after the parties agree thereto. Phone 1 shall be the licensed network provider and shall, therefore, by responsible for filing and maintaining all related telecommunication tariffs.

         5. Distribution of Gross Margin.

         (a) Gross Margin (defined below) from the sale of Phone 1 Calling Cards/Service, including account replenishments, shall be distributed every quarter on a pari passu basis fifty percent (50%) to Via One and fifty percent (50%) to Phone 1, subject to adjustment for Via One Retained Amounts as further described below. As used herein, "Gross Margin" shall mean, with respect to the applicable period of measurement, gross revenues generated from the face value price of Phone 1 Calling Card/Service sold or replenished during such period, less (i) applicable State, Federal, FCC, and regulatory taxes on the calling card minutes; (ii) inbound and outbound call charges directly related to Phone 1 Calling Card/Service minutes used, but specifically excluding the costs and expenses of maintaining and/or repairing the Phone 1 Network generally and excluding any advertising or marketing costs incurred by Phone 1; (iii) costs of outsourced customer service specific to the Phone 1 Calling Card/Service and
(iv) Via One Costs (defines below) incurred or attributable to such period. "Via One Costs" means (i) discounts, commission, residuals, and other incentives given by Via One to Via One's approved sales agents ("Via One Sales Agents") in connection with the agents' sale and distribution of Phone 1 Calling Cards/Service; (ii) the costs of producing and shipping the Calling Cards/Service; (iii) costs of producing point of sale collateral and point of purchase materials; (iv) electronic transaction fees related to the activation and/or sale of the cards; (v) fees paid to advertisers and designers for the materials described in clauses (ii) and (iii); and (vi) bad debt and legal/collection fees associated with collection of sales revenue.

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         (b) Via One shall collect all sales revenues from the sale of Phone 1
Calling Cards/Service. Within ten (10) days after the end of each twenty-one day period during the Term (commencing on the Launch Date). Via One shall remit to Phone 1 all such revenues, except that Via One shall revenues, except that Via One shall be entitled to retain from such remittance the Via One Retained Amounts (as defined in the next sentence). As used herein, "Via One Retained Amounts" shall mean (i) an amount equal to fifty percent (50%) of the Gross Margin projected to be earned from the sale of Phone 1 Calling Cards/Service during the next twenty-one day period (the estimated revenues for the next twenty-one day period to be jointly determined by Via One and Phone 1, each acting reasonably), and (ii) Via One Costs incurred during the twenty-one day period just ended.

         (c) Within five (5) days after the end of each calendar quarter during the Term, the parties shall determine actual Gross Margin for the calendar quarter just ended. As described in clause (a) above, the parties shall each be entitled to a distribution of fifty percent (50%) of such quarterly Gross Margin amount, except that there shall be deducted from Via One's distribution, any amounts retained by Via One during the quarter (as described in clause (b) above) as its shares of estimated future Gross Margin (e.g., any amounts under clause (i) of the definition of Via One Retained Amounts). If Via One's retained amounts exceeded 50% of actual Gross Margin during the quarter, then such excess shall be applied against (and reduce) the distribution to be made to Via One in the next calendar quarter. In addition to the foregoing, within thirty (30) days after the end of each calendar year (or partial year) during the Term, there shall be an annual reconciliation of distributions to the parties, with over- and under- payments being adjusted by them within fifteen (15) days of final calculation of yearly Gross Margin numbers.

         (d) Audit Rights. Each party and its authorized agents, shall have the right, on twenty (20) days' prior written notice to the other party to audit the other's books of account and records relating to revenues from the sale of Phone 1 Calling Card/Service and/or the other party's costs. If it shall be determined as a result of any such inspection and audit that there has been a deficiency in the remittance of Gross Margin, such deficiency shall become immediately due and payable to the party deserving payment hereunder.

         (e) The parties agree that the costs described in paragraph 5(a) above shall not b e subject to mark up, but shall reflect the actual costs of the respective party. Via One agrees that it will not provide preferential pricing to Mobile123, LLC (a company that is owned by certain shareholders of Via One) and that Mobile123, LLC will only receive benefits and favorable treatment consistent with treatment provided to similarly situated (e.g., size, volume) companies.

         6. Nondisclosure.

         (a) Neither party shall at any time, whether during or after the termination of this Agreement reveal to any person or entity any of the trade secrets or confidential business information concerning the other party, including, but not limited to, its pricing structure, inventory and warehousing capabilities, dealer, sub-dealer and distributor lists and information prospective trademarks and trade names, research and development activities, business plans, designs, know-how, flowcharts, logic diagrams, client lists and accounts, mailing lists, business or management reports, internal reports and memoranda, finances or financial information, except as may be required in the ordinary course of performing his or her duties the best interests of the venture described herein. This restriction shall not apply to: (i) information that is in the public domain through no fault of a party hereto; (ii) information received from a third party outside Via One or Phone 1, as applicable, that was disclosed without a breach of any confidentiality obligation, (iii) information approved for release by written authorization of Via One or Phone 1, as applicable; or (iv) disclosures of information that may be required by law or an order of any court, agency or proceeding to be disclosed.

         (b) In case any provision of this paragraph 6 shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. Each party recognizes and agrees that the enforcement of paragraph 6 of this Agreement is necessary to ensure the


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Preservation, protection and continuity of the confidential business information, trade secrets and goodwill of the other party. Each party agrees that, due to the unique and proprietary nature of the other's business, the restrictions set forth in paragraph 6 are reasonable as to duration and scope.

         7. Miscellaneous. This agreement contains all oral and written agreements, representations and arrangements between the parties with respect to its subject matter, and no representations or warranties are made or implied, except as specifically set forth herein. No modification, waiver or amendment of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties to this Agreement. If any provision or portion of this Agreement or the application thereof to any person or party or circumstances shall be invalid or unenforceable under applicable law, such event shall not affect impair, or render invalid or unenforceable the remainder of this Agreement. Via One and Phone 1 agree that each party's respective trademarks and trade names, service marks are and shall be retained by such party as their sole and exclusive property. Neither party at any time during or after the Term hereof shall dispute or contest, directly or indirectly, the other party's exclusive right and title to the property and/or trademark, servicemark or validity thereof. Upon the expiration, termination or cancellation of this Agreement, each party shall immediately cease using the trademarks, trade names, and/or service marks. The parties acknowledge that this letter agreement is a binding and enforceable understanding that includes definitive treatment of the material business points. Notwithstanding the foregoing, the parties agree that they shall use all reasonable efforts to negotiate and prepare a more comprehensive document for execution within 90 days of the date of this agreement. Until such time as a more comprehensive document is executed (or if the parties are unable to reach agreement as the form or content of such document), the parties agree that this letter agreement shall control.

         If you agree to the foregoing, please sign where indicated below.

                                 Very truly yours,

                                 VIA ONE TECHNOLOGIES, INC.

                                 By: /s/ Asheem Aggarwal     Date: Oct. 16, 2002
                                     -------------------           -------------
                                     Name: Asheem Aggarwal
                                     Title: President

Agreed and accepted:
PHONE 1

By: /s/ Dario Echeverry     Date: 10/16/2002
    -------------------           -------------
   Name: Dario Echeverry
   Title: President



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